Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-149970, 333-149970-01 to 333-149970-08

CAPMARK FINANCIAL GROUP INC.

SUPPLEMENT NO. 20 TO
MARKET MAKING PROSPECTUS DATED
JULY 14, 2008

THE DATE OF THIS SUPPLEMENT IS MARCH 20, 2009

On March 19, 2009, Capmark Financial Group Inc. filed the attached
Current Report on Form 8-K.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2009

CAPMARK FINANCIAL GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	333-146211	91-1902188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

116 Welsh Road Horsham, Pennsylvania	19044
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 328-4622

Not applicable.
(Former names or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 19, 2009, Capmark Financial Group Inc. issued a press release, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated March 19, 2009

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Capmark Financial Group Inc.

/s/ Thomas L. Fairfield
Date: March 19, 2009	Name:	Thomas L. Fairfield
	Title:	Executive Vice President, Secretary and General Counsel

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated March 19, 2009

4

Exhibit 99.1

Capmark Financial Group Inc. Updates Loan Discussions

(Horsham, PA) — March 19, 2009 — Capmark Financial Group Inc. (“Capmark”) today announced that in order to permit the continuation of its previously reported discussions with its lenders of possible modifications to certain terms of its senior credit facility and its bridge loan, Capmark is in discussions with the lenders under its bridge loan regarding a short-term extension of the March 23, 2009 maturity of the bridge loan.

There is no assurance that Capmark will be able to reach an agreement with its lenders regarding the extension or any other modifications to its bridge loan or senior credit facility.

About Capmark®:

Capmark is a diversified company that provides a broad range of financial services to investors in commercial real estate-related assets. Capmark has three core businesses: lending and mortgage banking, investments and funds management, and servicing. Capmark operates in North America, Europe and Asia.

Media Contact:	Investor Relations Contact:
Joyce Patterson	Bob Sullivan
215-328-3842	215-328-1329
Joyce.Patterson@capmark.com	Investor.relations@capmark.com

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements. These statements are based on management’s current expectations and beliefs but are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, the ability of the Company to obtain modifications under its debt agreements, adverse changes in debt and capital markets conditions, which may adversely impact the Company’s access to capital on acceptable terms or the value or salability of our real estate related investments; interest rate and credit spread fluctuations; adverse changes in commercial real estate markets; changes in general economic and business conditions, which will, among other things, affect the amount the Company may earn on products and services and the availability and credit worthiness of its customers; changes in applicable laws and regulations; risks posed by competition; currency risks and other risks associated with international markets.

Such forward-looking statements are made only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or changes in events, conditions, or circumstances on which any such statement is based.